EXHIBIT – (a)(1)(xiii)
DELEK US HOLDINGS, INC.
AMENDMENT TO OFFERING MEMORANDUM
RELATING TO OUR OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
FOR REPLACEMENT OPTIONS TO PURCHASE COMMON STOCK
THIS OFFER AND ALL WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, EASTERN TIME (11:00 P.M., CENTRAL TIME),
ON JUNE 10, 2009
UNLESS THIS OFFER IS EXTENDED OR TERMINATED
The Date of this Amendment is May 21, 2009
     Delek US Holdings, Inc. hereby amends the Offering Memorandum Relating to Our Offer to Exchange Certain Outstanding Options to Purchase Common Stock for Replacement Options to Purchase Common Stock, dated May 13, 2009 (the “Offering Memorandum”), as set forth herein. All capitalized terms not otherwise defined herein have the meanings given to them in the Offering Memorandum. Except as amended hereby, all terms of the Offering Memorandum and all other disclosures set forth in the Offering Memorandum remain unchanged.
     All references to the expiration of the Offer, which was originally scheduled to occur at 10:00 p.m. Central Time on June 10, 2009, are hereby amended to extend the expiration time to 12:00 midnight, Eastern Time (11:00 p.m. Central Time), on June 10, 2009. Until that time, if you have previously submitted an election form concerning your participation in the Exchange Program (whether electronically or by facsimile or by hand delivery), you may withdraw or change your previously submitted election form in the manner described in the Offering Memorandum.

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